EXHIBIT A

                          TRANSFER AGENCY FEE SCHEDULE
                             KEMPER SERVICE COMPANY

                                      A & C SHARES         B SHARES
                                      ------------         --------
Annual Open Account Fees:
       Non-Daily Dividend Fund           $6.00              $6.00
       CDSC Account Fee                    N/A               2.25
       Non-monetary Transaction Fee       2.00               2.00
Annual Closed Account Fee                 6.00               6.00
New Account Fee                           4.00               4.00
Transaction Based Fees
(per transaction):
       Purchase or Redemption of
       Shares Transaction Fee             1.25               1.25
       Automated Transaction Fee          0.50               0.50
       Dividend Transaction Fee           0.40               0.40
       Audio Response                     0.15               0.15


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                                    EXHIBIT B

                               INSURANCE COVERAGE

DESCRIPTION OF POLICY:

Brokers Blanket Bond, Standard Form 14
Covering losses caused by dishonesty of employees, physical loss of securities on or outside of premises while in possession of authorized person, loss caused by forgery or alteration of checks or similar instruments.

Errors and Omissions Insurance
Covering replacement of destroyed records and computer errors and omissions.

Special Forgery Bond
Covering losses through forgery or alteration of checks or drafts of customers processed by insured but drawn on or against them.

Mail Insurance (applies to all full service operations)
Provides indemnity for the following types of securities lost in the mails:
o  Non-negotiable securities mailed to domestic locations via registered mail.
o Non-negotiable securities mailed to domestic locations via first-class or certified mail.
o  Non-negotiable securities mailed to foreign locations via registered mail.
o  Negotiable securities mailed to all locations via registered mail.


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